Sub-Item 77M:  Mergers

On March 2, 2013, the Board of Trustees of each of the following Funds (each a Predecessor Fund), including all of the Independent Trustees, and the Board of Trustees of the Registrant, including all of the Independent Trustees, unanimously voted to approve the reorganization of the Predecessor Fund, with the respective Successor Fund, a series of the Registrant as follows:


Predecessor Fund			Successor Fund
------------------			---------------
Churchill Tax-Free Fund of Kentucky,	Aquila Churchill Tax-Free Fund
a series of Churchill Tax-Free Trust	of Kentucky, a series of the
					Registrant

Aquila Narragansett Tax-Free Income	Aquila Narragansett Tax-Free
Income Fund, a series of Aquila		Income Fund, a series of the
Narragansett Tax-Free Income Fund	Registrant

Tax-Free Fund of Colorado, a series	Aquila Tax-Free Fund of Colorado,
of Tax-Free Fund of Colorado 		a series of the Registrant

Tax-Free Fund For Utah, a series of	Aquila Tax-Free Fund For Utah,
Tax-Free Fund For Utah			a series of the Registrant


Each reorganization was approved by shareholders of each Predecessor Fund on September 17, 2013. In each reorganization, the applicable Successor Fund acquired all of the assets of its Predecessor Fund and assumed all of the liabilities of the Predecessor Fund in exchange for Class A, Class C, Class I (if applicable) and Class Y shares of the Successor Fund. Each Predecessor Fund distributed the appicable Successor Fund shares to its shareholders and was then liquidated.
The Agreement and Plan of Reorganization relating to each reorganization is filed herewith as an exhibit to Sub-Item 77Q1(g).